EXHIBIT 99

RE:	Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
J. Patrick Ervin	John McNamara
Chairman, President & CEO	Analyst Inquiries
(607) 378-4420	(212) 827-3771

HARDINGE REPORTS THIRD QUARTER EPS OF $0.09 VERSUS $0.05 IN 2004
THIRD QUARTER

•                  Net Sales of $69.8 million, an increase of 28% versus prior year

•                  Net Income of $0.8 million versus $0.4 million in prior year

•                  Orders of $72.4 million, an increase of 18% versus prior year

ELMIRA, N.Y., November 3, 2005 — Hardinge Inc. (NASDAQ: HDNG), a leading provider of advanced material-cutting solutions, today reported increased net sales, net income, and orders for the third quarter of 2005 compared to the same quarter in 2004.  Net income for the third quarter of 2005 was $0.8 million, or $0.09 per basic and diluted share, compared to $0.4 million, or $0.05 per basic and diluted share, in the third quarter of 2004.  Net income for the first nine months of 2005 was $5.1 million, or $0.59 per basic and $0.58 per diluted share, compared to $2.2 million, or $0.25 per basic and diluted share, for the first nine months of 2004.

Net sales for the third quarter of 2005 were $69.8 million, an increase of 28% compared to $54.6 million of net sales for the third quarter of 2004.  Net sales for the first nine months of 2005 were $211.4 million, an increase of 32% compared to $159.9 million of net sales for the first nine months of 2004.

“I’m pleased with the continued increase in sales, orders and income versus 2004.  We had significant shipments in the third quarter despite the vacation shutdowns in the U.S. and European factories during the summer months.  Our anticipated order levels and current backlog position us for an improved fourth quarter as compared to the fourth quarter of 2004,” commented J. Patrick Ervin, Chairman, President and Chief Executive Officer.

The following table summarizes the Company’s sales by geographical region for the three and nine-month periods ended September 30, 2005 and 2004, respectively:

	(U.S. dollars in thousands)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
Sales to Customers in:
North America	$24,985	$21,496	16%	$75,742	$63,047	20%
Europe	24,515	21,659	13%	85,560	64,203	33%
Asia & Other	20,345	11,451	78%	50,118	32,603	54%
	$69,845	$54,606	28%	$211,420	$159,853	32%

Worldwide sales have continued to improve over 2004, driven significantly by shipments of new Bridgeport products, coupled with an improvement in manufacturing activity throughout the world.  New Bridgeport products accounted for approximately 19% and 17% of total net sales during the three and nine month periods ended September 30, 2005, respectively.  The translation of foreign currencies had no impact on sales in the third quarter and had a favorable impact on sales of $3.7 million in the first nine months of 2005.

The following table summarizes the Company’s orders by geographical region for the three and nine-month periods ended September 30, 2005 and 2004, respectively:

	(U.S. dollars in thousands)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
Orders from Customers in:
North America	$26,949	$25,221	7%	$83,423	$72,296	15%
Europe	31,070	22,587	38%	92,286	62,225	48%
Asia & Other	14,412	13,663	5%	44,506	36,928	21%
	$72,431	$61,471	18%	$220,215	$171,449	28%

Orders for the third quarter of 2005 were $72.4 million, an increase of 18% compared to $61.5 million in the third quarter of 2004.  Orders for the first nine months of 2005 were $220.2 million, an increase of 28% compared $171.4 million in the first nine months of 2004.  Orders for our new Bridgeport products accounted for approximately 21% and 18% of total orders for the three months and nine-month periods that ended September 30, 2005, respectively.

The Company’s consolidated backlog at September 30, 2005 was $75.1 million or 38% above the September 30, 2004 backlog of $54.3 million.   Backlog at December 31, 2004 was $66.3 million.

Gross margin percentage for the third quarter of 2005 was 28.1% of sales, compared to 29.5% of sales in the third quarter of 2004 and was 30.4% of sales for the nine months ended September 30, 2005 compared to 29.4% of sales for the nine-month period ended September 30, 2004.   The gross margin percentage decline for the third quarter was attributable to mix changes in both sales channels and products.

Selling, general and administrative (SG&A) expenses were $16.4 million, or 23.5% of sales, for the three months ended September 30, 2005, an increase of $2.6 million compared to $13.8 million, or 25.3% of sales, for the three months ended September 30, 2004.  SG&A expenses were $52.0 million, or 24.6% of sales, for the nine months ended September 30, 2005, an increase of $12.0 million compared to $40.0 million, or 25.0% of sales, for the nine months ended September 30, 2004.  The increase in SG&A dollars is the result of the following: $7.8 million was due to the addition of two new sales, service and technical centers located in the UK and Holland to support the Bridgeport acquisition, $2.2 resulted from increased commission expense due to higher sales, $.9 million was driven by increased promotional and support costs in China and foreign currency translation accounted for $.8 million of the increase.

Interest expense increased due to higher average borrowings, which was the result of the acquisition of Bridgeport assets at the end of 2004.  Increased sales of Bridgeport products have driven a corresponding increase in working capital in 2005.

Mr. Ervin further commented, “We are pleased with the improvement in our performance.  Although it generally appears that market demand is stabilizing and the pace of growth has slowed, manufacturing activity throughout the world remains at a reasonably good level.  There are distractions, such as the financial problems at automotive companies, which cause concern for some customers as they contemplate their own business outlook.  However, as we look forward, we believe the state of worldwide manufacturing remains positive, resulting in an optimistic outlook for the fourth quarter of 2005 and 2006 for Hardinge.”

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.earnings.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, except preferred and common share and per share amounts)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets

Current assets:
Cash	$3,891	$4,189
Accounts receivable, net	67,745	65,005
Notes receivable, net	4,826	6,946
Inventories	116,109	100,738
Prepaid expenses	11,409	6,509
Total current assets	203,980	183,387

Property, plant and equipment:
Property, plant and equipment	169,191	172,743
Less accumulated depreciation	108,461	105,968
Net property, plant and equipment	60,730	66,775

Other assets:
Notes receivable	5,109	6,445
Deferred income taxes	416	427
Intangible pension asset	815	304
Other intangible assets	7,446	7,551
Goodwill	18,057	20,376
Other long term assets	904	1,046
	32,747	36,149

Total assets	$297,457	$286,311

	September 30, 2005	December 31, 2004
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$23,947	$25,404
Notes payable to bank	2,304	2,762
Accrued expenses	17,280	18,670
Accrued pension expense	641	1,541
Accrued income taxes	3,422	4,230
Deferred income taxes	3,562	3,706
Current portion of long-term debt	4,890	4,893
Total current liabilities	56,046	61,206

Other liabilities:
Long-term debt	57,704	35,213
Accrued pension expense	15,624	15,909
Deferred income taxes	3,325	3,208
Accrued postretirement benefits	5,976	5,927
Derivative financial instruments	2,335	5,502
Other liabilities	3,946	3,225
	88,910	68,984

Equity of minority interest	7,725	6,121

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; but unissued at September 30, 2005 and December 31, 2004.
Common stock, $.01 par value:
Authorized shares - 20,000,000; Issued shares – 9,919,992 at September 30, 2005 and December 31, 2004	99	99
Additional paid-in capital	60,413	60,538
Retained earnings	102,608	98,277
Treasury shares – 1,057,980 at September 30, 2005 and 1,090,941 shares at December 31, 2004.	(13,652)	(14,119)
Accumulated other comprehensive income	(3,564)	6,230
Deferred employee benefits	(1,128)	(1,025)
Total shareholders’ equity	144,776	150,000

Total liabilities and shareholders’ equity	$297,457	$286,311

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$69,845	$54,606	$211,420	$159,853
Cost of sales	50,185	38,481	147,149	112,825
Gross profit	19,660	16,125	64,271	47,028

Selling, general and administrative expenses	16,442	13,829	52,032	39,990
Income from operations	3,218	2,296	12,239	7,038

Interest expense	1,148	641	3,009	1,854
Interest (income)	(102)	(110)	(393)	(309)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	2,172	1,765	9,623	5,493
Income taxes	826	765	2,890	1,790
Minority interest in (profit) of consolidated subsidiary	(536)	(600)	(1,604)	(1,518)
Net income	810	400	5,129	2,185

Retained earnings at beginning of period	102,064	95,847	98,277	94,150
Less dividends declared	266	89	798	177
Retained earnings at end of period	$102,608	$96,158	$102,608	$96,158

Per share data:

Basic earnings per share:	$0.09	$0.05	$0.59	$0.25
Weighted average number of common shares outstanding	8,761	8,742	8,759	8,746

Diluted earnings per share:	$0.09	$0.05	$0.58	$0.25
Weighted average number of common shares outstanding	8,810	8,785	8,811	8,792

Other Financial Data:

Gross margin	28.1%	29.5%	30.4%	29.4%
Operating margin	4.6%	4.2%	5.8%	4.4%
Capital expenditures	1,190	1,482	4,137	2,852
Depreciation and amortization	1,882	2,210	6,488	6,722

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)

Operating activities
Net income	$5,129	$2,185
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,488	6,722
Provision for deferred income taxes	662	760
Minority interest	1,604	1,612
Foreign currency transaction loss	(85)	(200)
Changes in operating assets and liabilities:
Accounts receivable	(5,953)	(8,935)
Notes receivable	3,399	1,003
Inventories	(21,208)	(6,959)
Other assets	(5,189)	(969)
Accounts payable	(368)	6,516
Accrued expenses	(1,911)	(7,093)
Accrued postretirement benefits	49	40
Net cash used in operating activities	(17,383)	(5,318)

Investing activities
Capital expenditures	(4,137)	(2,852)
Net cash used in investing activities	(4,137)	(2,852)

Financing activities
(Decrease) increase in short-term notes payable to bank	(388)	4,245
Increase in long-term debt	22,337	3,846
Net sales (purchases) of treasury stock	303	(188)
Dividends paid	(798)	(177)
Net cash provided by financing activities	21,454	7,726

Effect of exchange rate changes on cash	(232)	65
Net (decrease) in cash	(298)	(379)

Cash at beginning of period	4,189	4,739

Cash at end of period	$3,891	$4,360